EXHIBIT 99.2
SUBSCRIPTION AND PURCHASE AGREEMENT
FOR
SHARES OF COMMON STOCK,
PAR VALUE $.001 PER SHARE,
OF
MANGOSOFT, INC.
(a Nevada corporation)
     SUBSCRIPTION AND PURCHASE AGREEMENT (the “Agreement”) dated as of the 10th day of January, 2007, by and between MangoSoft, Inc., a Nevada corporation having offices at 12 Technology Way, Nashua, NH 03060 (the “Company”), and persons listed on Schedule A hereto (each, an “Subscriber” and collectively, the “Subscribers”).
W I T N E S S E T H:
     WHEREAS, each Subscriber and the Company have arranged for this Agreement to provide for the subscription and, if such subscription as set forth in this Agreement is accepted by the Company, the purchase by such Subscriber, on the terms and subject to the conditions set forth in this Agreement, that number of shares of a common stock, par value $.001 per share (hereinafter, “Common Stock”) set forth opposite such Subscriber’s name on Schedule A hereto for the purchase price set forth thereon; and
     WHEREAS, one of the Subscribers in this Offering (the “Bridge Subscriber”) provided bridge financing to the Company on September 20, 2006 in the principal amount of $250,000, (the “Bridge Financing”) and which Bridge Financing shall, upon the “Closing” (as that term is defined in Section 2(a) below), automatically be converted into a subscription for Common Stock pursuant to this Offering; and
     WHEREAS, on the basis of the representations and warranties, and subject to the terms and conditions set forth herein, each Subscriber desires to subscribe for and purchase severally from the Company, and the Company desires to sell to each Subscriber, the number of shares of Common Stock provided for opposite such Subscriber’s name on Schedule A annexed hereto; and
     WHEREAS the Common Stock sold pursuant to this Agreement shall not be registered under federal or state securities laws or quoted or listed for trading on any securities exchange, organized market or quotation system at the time of acquisition hereunder; and

     WHEREAS, in order to induce each Subscriber to enter into this Agreement and to subscribe for and purchase the Common Stock on the terms and subject to the conditions hereof, the Company is granting certain registration rights hereunder with respect to the Common Stock and certain additional rights with respect to the Company’s proposed “Rights Offering” (as that term is defined in Section 5 below); and
     WHEREAS, in reliance upon certain representations made by the Company and each Subscriber herein, the transactions contemplated by this Agreement are such that the offer and sale of the Common Stock by the Company hereunder will be exempt from registration under applicable federal and state securities laws pursuant to exemptions made available under such laws.
     NOW, THEREFORE, for and in consideration of the premises, and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1) Subscription for Purchase of Preferred Stock.
          On the basis of the representations, warranties, covenants and agreements, and subject to the terms and conditions set forth herein, upon the Closing hereof (as that term is defined in Section 2(a) below) the Company agrees to sell, transfer, convey and deliver to each Subscriber, and each Subscriber agrees, severally, to purchase, acquire and accept delivery from the Company of, that number of shares of Common Stock set forth opposite each Subscribers name on Schedule A hereto for the purchase price set forth thereon (the “Purchase Price”).
     2) Closing.
          (a) The closing of the offer and sale of an aggregate of Two Million Four Hundred Thousand (2,400,000) shares of Common Stock (which is inclusive of the shares of Common Stock to be acquired in consideration for the cancellation of the indebtedness representing the Bridge Financing) to all Subscribers as contemplated by this Agreement, shall occur on or about January 10, 2007, at the offices of the Zukerman Gore & Brandeis, LLC, 875 Third Avenue, New York, New York 10022 or at such other mutually convenient time or at such other mutually convenient place as agreed upon by the Company and the Subscribers acquiring, in the aggregate, more than half of the shares of Common Stock sold pursuant hereto (the “Closing”).
          (b) At the Closing, each Subscriber shall deliver to the Company, (i) payment of the Purchase Price by certified funds, wire transfer, cancellation of indebtedness (in the case of the Bridge Subscriber with respect to the Bridge financing) or any combination thereof, (ii) a majority written consent in lieu of a meeting of stockholders of the Company whereby Subscriber agrees to vote all of the Common Stock acquired pursuant to the Offering in favor of amending the Company’s Articles of Incorporation to increase the Company’s authorized capital by fifteen million (15,000,000) shares of Common Stock (“the Amendment) substantially in the form of Exhibit A annexed hereto (the “Consent”), and (iii) in the event that payment by a

Subscriber is made, in whole or in part, by cancellation of indebtedness (in the case of the Bridge Subscriber with respect to the Bridge Financing), then such Subscriber shall surrender to the Company for cancellation any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company. The Company shall cause to be delivered to each Subscriber: (i) at the Closing, an opinion from outside counsel to the Company, dated as of the date of Closing, addressed to Subscribers and reasonably satisfactory to counsel to the Subscribers’, in substantially the form attached hereto as Exhibit B, and (ii) no later than eight (8) business days after the Closing, a certificate or certificates, in such denominations as shall be reasonably requested by the Subscriber, representing the shares of Common Stock purchased hereunder. All certificates representing the Common Stock shall bear the restrictive legend substantially in the form set forth in Section 8 below which shall include, but not be limited to, a legend to the effect that the securities represented by such certificates have not been registered under the Securities Act of 1933, as amended (the “Act”), and unless there is an effective registration statement relating thereto, such securities may not be offered, sold, transferred, mortgaged, pledged, or hypothecated without an exemption from registration and an opinion of counsel to the Company with respect thereto. The legend on all such certificates shall also make reference to the registration rights set forth in Section 6 hereof.
     3) Representations, Warranties and Covenants of the Subscriber. In connection with this Agreement, each Subscriber severally and not jointly, hereby represents, warrants and covenants to the Company as follows:
          (a) Investment Intent. Subscriber is an individual and represents and warrants that the Common Stock being purchased, is being purchased or acquired solely for such Subscriber’s own account, for investment purposes only and not with a view towards the distribution or resale thereof to others. Such Subscriber acknowledges, understands and appreciates that the Common Stock has not been registered under the Act by reason of a claimed exemption under the provisions of such Act which depends, in large part, upon such Subscriber’s representations as to investment intention, investor status and related and other matters set forth herein. Such Subscriber understands that, in the view of the United States Securities and Exchange Commission (the “SEC”), among other things, a purchase with a present intent to distribute or resell would represent a purchase and acquisition with an intent inconsistent with its representation to the Company, and the SEC might regard such a transfer as a deferred sale for which the registration exemption is not available. Such Subscriber agrees and consents to the placement of a legend on the certificate(s) representing the Common Stock purchased and acquired hereunder, stating that such Common Stock has not been registered under the Act or applicable state securities laws. Such legend shall be removed promptly following such time as a registration statement under the Act covering any such Common Stock is declared effective by the SEC.
          (b) Certain Risks. Subscriber is fully aware that (i) the Common Stock represents equity securities in a corporate entity that has an accumulated deficit; (ii) no return on investment, whether through distributions, appreciation, transferability or otherwise, and no performance by, through or of the Company, has been promised, assured, represented or warranted by the Company, or by any director, officer, employee, agent or representative thereof; (iii) while the Common Stock is presently quoted and traded on the Over-the-Counter

Bulletin Board and while such Subscriber is a beneficiary of certain registration rights and other rights as provided in Section 5 and Section 6 hereof, the Common Stock subscribed for and purchased under this Agreement (x) have not been registered under applicable federal or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described below, and (y) can be no assurances that the Company’s Common Stock will continue to be quoted, traded or listed for trading or quotation on the OTCBB or on any other organized market or quotation system; and (iv) while the Subscriber is the beneficiary of certain registration rights and may be the beneficiary of certain other rights as more further described in Section 5 and Section 6 below, respectively, there is no guarantee that the Company will be able to effect a registration as contemplated by Section 6 below, and moreover, the sale of the Common Stock hereunder, and the exercise of such registration rights and possible other rights pursuant to Section 5 and Section 6 below, respectively, is contingent upon, among other things, the Company obtaining the Consent from all of the Subscribers to this Offering authorizing the Company to effect an amendment of the Company’s Articles of Incorporation to increase the Company’s authorized capital so as to enable the Company to have a sufficient number of shares of equity securities available to effect the Rights Offering; and (v) that the purchase of the Common Stock is a speculative investment, involving a degree of risk, and is suitable only for person or entity of adequate financial means who has no need for liquidity in this investment in that, among other things, (x) such person or entity may not be able to liquidate their investment in the event of an emergency or otherwise, (y) transferability is limited, and (z) in the event of a dissolution or otherwise, such person or entity could sustain a complete loss of their entire investment.
          (c) Sophisticated Investor. (i) Such Subscriber has adequate means of providing for such Subscriber’s current financial needs and possible contingencies and has no need for liquidity of such Subscriber’s investment in the Common Stock; (ii) such Subscriber is able to bear the economic risks inherent in an investment in the Common Stock and that an important consideration bearing on its ability to bear the economic risk of the purchase of Common Stock is whether such Subscriber can afford a complete loss of such Subscriber’s investment in the Common Stock and such Subscriber represents and warrants that such Subscriber can afford such a complete loss; and (iii) such Subscriber has such knowledge and experience in business, financial, investment and banking matters (including, but not limited to investments in restricted, non-listed and non-registered securities) that such Subscriber is capable of evaluating the merits, risks and advisability of an investment in the Common Stock.
          (d) Accredited Investor. Such Subscriber is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Act.
          (e) Documents, Information and Access. (i) Such Subscriber’s decision to purchase the Securities is not based on any promotional, marketing or sales materials, and (ii) such Subscriber and its representatives have been afforded, prior to purchase thereof, the opportunity to ask questions of, and to receive answers from, the Company and its management, and has had access to all documents and information which such Subscriber deems material to an investment decision with respect to the purchase of Common Stock hereunder. Such Subscriber acknowledges and understands that the Company is a public reporting company, that annual, quarterly and other reports are, from time to time, filed by the Company with the SEC under the 1934 Act, and that such Subscriber can obtain a copy of any such reports, without charge, from certain public information offices maintained by the SEC from the internet at www.sec.gov or from the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of a Subscriber to rely thereon.
          (f) No Registration, Review or Approval. Such Subscriber acknowledges and understands that the limited private offering and sale of Common Stock pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Act or under the securities or “blue sky” laws, rules or regulations of any state. Such Subscriber acknowledges, understands and agrees that the Common Stock is being offered and sold hereunder pursuant to (i) a private placement exemption to the registration provisions of the Act pursuant to Section 4(2) of such Act (and Rule 506 of Regulation D promulgated under such Act), and (ii) a similar exemption to the registration provisions of applicable state securities laws.
          (g) Transfer Restrictions. Such Subscriber will not transfer any Common Stock purchased under this Agreement unless such Common Stock are registered under the Act and under any applicable state securities or “blue sky” laws (collectively, the “Securities Laws”), or unless an exemption is available under such Securities Laws, and that the Company may, if it chooses, where an exemption from registration is claimed by such Subscriber, condition any transfer of Common Stock out of such Subscriber’s name on an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer is being effected in accordance with, and does not violate, an applicable exemption from registration under the Securities Laws.
          (h) No Short Sale. Subscriber expressly agrees that it shall not, directly or indirectly, through an affiliate (as that term is defined under Rule 405 promulgated under the Act) or by, with or through an unrelated third party or entity, whether or not pursuant to a written or oral understanding, agreement, arrangement, scheme, or artifice of nature whatsoever, engage in the short selling of the Company’s Common Stock or any other equity securities of the Company whether now existing or hereafter issued, or engage in any other activity of any nature whatsoever that has the same affect as a short sale, or is a de facto or de jure short sale, of the Company’s Common Stock or any other equity security of the Company whether now existing or hereafter issued, including but not limited to the sale of any rights pursuant to any understanding, agreement, arrangement, scheme or artifice of any nature whatsoever, whether oral or in writing, relative to the Company’s Common Stock or any other equity securities of the Company whether now existing or hereafter created.
          (i) Reliance. Such Subscriber understands, acknowledges and appreciates that the Company is relying upon all of the representations, warranties, covenants, understandings, acknowledgements and agreements contained in this Agreement in determining whether to accept this subscription, sell and issue the Common Stock to such Subscriber.

          (j) Accuracy of Representations and Warranties. All of the representations, warranties, understandings and acknowledgements that such Subscriber has made herein are true and correct in all material respects as of the date of execution hereof, and that such Subscriber will perform and comply fully in all material respects with all covenants and agreements set forth herein, and such Subscriber covenants and agrees that until the acceptance of this Agreement by the Company, such Subscriber shall inform the Company as promptly as reasonably practicable in writing of any changes in any of the representations or warranties provided or contained herein.
          (k) Authority; Enforceability. Such Subscriber is duly authorized to enter into this Subscription Agreement and to perform its obligations hereunder. Upon the execution and delivery of this Agreement by such Subscriber, this Agreement shall be enforceable against such Subscriber in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principals of equity (regardless whether such enforceability is pursued at law or in equity).
     4) Representations and Warranties of the Company. In order to induce each Subscriber to enter into this Agreement and to purchase the Common Stock, the Company hereby represents and warrants to each Subscriber as follows:
          (a) Organization, Authority, Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company (i) has full corporate power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated, and (ii) is duly qualified to do business and is in good standing, and is duly licensed, authorized or qualified to transact or conduct business, in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so licensed, authorized or qualified. True and complete copies of the Company’s Articles of Incorporation, as amended by the Amendment, and its by laws currently in effect, have been delivered to the Subscriber.
          (b) Authorization. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations under and consummate the transactions contemplated by this Agreement. All corporate action on the part of the Company, its officers and, with respect to the Amendment, its stockholders, necessary for the authorization, execution, delivery and performance of this Agreement, the authorization, issuance and delivery of the shares of Common Stock and the performance of all of the Company’s obligations under this Agreement has been taken prior to Closing. Upon the execution of this Agreement by the Company and delivery of the Common Stock, this Agreement shall have been duly and validly executed and delivered by the Company, and shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

          (c) Ownership of and Title to Common Stock; Exemption from Registration.
               (i) The Common Stock to be purchased by the Subscribers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein will be, duly authorized, validly issued, fully paid and non-assessable shares of the capital stock of the Company, free of personal liability. Upon consummation of the purchase of the Common Stock in accordance with the terms of this Agreement, the Subscribers will own and acquire title to the Common Stock (free and clear of any and all proxies, voting trusts, shareholder agreements, pledges, liens, claims, charges, security interests, options, restrictions on transfer or other legal or equitable encumbrance of any nature whatsoever (other than the restrictions on transfer due to securities laws or as otherwise as provided for in this Agreement).
               (ii) The Company represents and warrants that the offer and sale of Common Stock to the Subscribers in accordance with the terms and provisions of this Agreement is being effected in accordance with the Act and applicable state securities laws pursuant to (i) a private placement exemption to the registration provisions of the Act pursuant to Section 4(2) of such Act (and Rule 506 of Regulation D promulgated under such Act), and (ii) a similar exemption to the registration provisions of applicable state securities laws. Neither the Company nor anyone acting on its behalf has taken or hereafter will take any action that would cause the loss of such exemptions.
          (d) Capitalization.
               (i) The authorized capital stock of the Company consists of (A) 3,703,704 shares of Common Stock, of which 1,013,038 shares are issued and outstanding, (B) 5,000,000 shares of Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), of which 20,000 shares were issued and outstanding. All of the issued and outstanding shares of Common Stock and Series B Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
               (ii) Except for the Series B Preferred Stock and the options and warrants set forth on Schedule 4(d)(ii) annexed hereto, (A) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any securities from the Company is authorized or outstanding, (B) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to the holders of any securities of the Company any evidences of indebtedness or any assets of the Company, (C) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities or to pay any dividend or make any other distribution in respect thereof, (D) no person or entity is entitled to any preemptive or similar right with respect to the issuance of any securities of the Company, and (E) no person or entity has any rights to require the registration of any securities of the Company under the Securities Act of 1933 (the “Securities Act”).

          (e) No Conflict, Government Consents. Etc. The execution and delivery of this Agreement and the transactions contemplated hereby, will not violate any material provision of law and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, the Articles of Incorporation, as amended by the Amendment, its bylaws or any material agreement, instrument or other restriction to which the Company is a party or by which the Company or any of its properties or assets is bound. No consent, approval or authorization of, or declaration, registration or filing with, any person, entity or governmental authority on the part of the Company is required for the valid execution, delivery and performance of this Agreement or the valid consummation of the transactions contemplated hereby and thereby, except for filings pursuant to federal and state securities laws, if any, which filings have been or will be made in a timely manner.
          (f) Registration Rights. Except for the registration rights granted to the Subscriber hereunder, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.
          (g) Permitted Offering. The Company represents and warrants that the acquisition of Common Stock by any Subscriber pursuant to this Offering shall not be deemed to be a “Distribution Date” pursuant to that certain rights agreement by and between the Company and Interwest Transfer Co. (the “Rights Agent”) dated as of March 14, 2002, as amended by Amendment No. 1 between the Company and the Rights Agent, dated as of July 14, 2003 (the “Rights Agreement”).
          (h) Use of Proceeds. The Company shall use Fifty Thousand Dollars ($50,000) of the proceeds from this Offering to pay for a portion of legal fees relating to services previously provided to the Company, and the remainder of the proceeds from the Offering to fund certain of the litigation expenses in connection with the Company enforcing its patent portfolio, including, but not necessarily limited to, certain litigation currently entitled Mangosoft Intellectual Property, Inc. v. Skype Technologies SA and Skype Software SARL.
     5) Covenants of the Company.
          (a) Rights Offering. As promptly as practicable subsequent to the Closing of this Offering, the Company will file a registration statement on Form S-1 to register the same amount of Common Stock offered and sold in this Offering for offer and sale solely to the Company’s existing public stockholders, pursuant to which proposed public offering the Company’s current stockholders will have the right, but not the obligation, to purchase their pro rata portion of the Common Stock being so offered (the “Rights Offering”). The Subscribers in this Offering shall have the right to purchase any Common Stock not purchased by the Company’s public stockholders in the Rights Offering on a pro rata basis determined based upon the number of shares of Common Stock subscribed for hereunder.
          (b) Rights Agreement. As promptly as practicable after the Closing, the Company will amend that certain rights agreement by and between the Company and Interwest Transfer Co. dated March 14, 2002 (the “Rights Agreement”) to provide (i) that any Subscriber who by virtue of the transactions contemplated by this Agreement (including but not limited to the Rights Offering) would otherwise be deemed to be an “Acquiring Person” (as that term is defined in the Rights Agreement) shall instead be deemed to have the same status as a “Grandfathered Stockholder” under the Rights Agreement as such definition is amended in accordance with the immediately following subclause (ii), and (ii) the definition of a “Grandfather Stockholder” as currently set forth in the Rights Agreement shall be amended to eliminate the remainder of the definition after the phrase “..., and any Permitted Transferee....” by putting a period at the end of such phrase.
     6. Registration Rights. In order to induce each Subscriber to enter into this Agreement and purchase the Common Stock, effective as of the Closing, the Company hereby grants to each Subscriber the rights set forth in this Section 6 with respect to the registration of the Common Stock.
          (a) Registration. Simultaneously upon the Company’s filing of registration statement on Form S-1 with respect to the Rights Offering, the Company shall also include thereon all of the Common Stock purchased by the Subscriber pursuant to this Agreement (such securities being collectively referred to herein as “Registrable Common Stock”), and shall use its best efforts to cause such registration statement to become effective as promptly as practicable after the date of such initial filing. The Company shall pay the expenses described in Section 6(c) for the registration filed pursuant to this Section 6.
          (b) Registration Procedures. In furtherance of the provisions of Section 6(a), to effect the registration of Registrable Common Stock under the Act, the Company will:
               (i) prepare and file with the SEC a registration statement with respect to, among other securities, the Registrable Common Stock, and use its best efforts to cause such registration statement to become and remain effective as promptly as practicable for such period as may be reasonably necessary to effect the sale of such Registrable Common Stock;
               (ii) furnish to the Subscriber, prior to the filing thereof with the SEC, a copy of such registration statement, and each amendment thereof and each amendment or supplement, if any, to the prospectus contained therein, and shall afford the Subscriber, and its counsel, if any, a reasonable opportunity within a reasonable time period to review and comment on copies of all such documents (including a reasonable opportunity to review copies of any documents to be incorporated by reference herein and all exhibits thereto) proposed to be filed.
               (iii) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of the Registrable Common Stock, not to exceed twelve (12) months;
               (iv) take such action as may be necessary so that (A) such registration statement and any amendment thereto and any prospectus contained therein and any amendment or supplement thereto (and each report or other document incorporated therein by reference) complies in all material respects with the Act and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder, (B) such registration statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (C) any prospectus forming part of any registration statement, and any amendment or supplement to such prospectus, does not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (v) furnish to the security holders participating in such registration and to the underwriter(s) of the securities being registered (if applicable) such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriter(s) may reasonably request in order to facilitate the public offering of such securities;
               (vi) take all necessary action to register or qualify the Registrable Common Stock covered by such registration statement under such state securities or blue sky laws of such jurisdictions as such participating holders may reasonably request in writing within twenty (20) days following the original filing of such registration statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;
               (vii) notify the security holders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;
               (viii) notify such holders promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;
               (ix) prepare and file with the SEC, any amendments or supplements to such registration statement or prospectus which is required under the Act or the rules and regulations thereunder in connection with the distribution of the Registrable Common Stock by such holders;
               (x) prepare and promptly file with the SEC and promptly notify such holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such Registrable Common Stock is required to be delivered under the Act, any event shall have occurred as the result of which any such prospectus or any other prospectuses when in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and
               (xi) advise such holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.
          (c) Rule 144 Eligibility. The Company will use all commercially reasonable efforts to keep current with respect to all of its public filings, and with respect to all other obligations, necessary to enable the purchasers of the Common Stock hereunder to be able to re-sell such Common Stock pursuant to Rule 144 promulgated under the Act.
          (d) Expenses.
               (i) All fees, costs and expenses of and incidental to the registration of Registrable Common Stock (as specified in paragraph 6(d)(ii)) in connection with a registration hereunder shall be borne by the Company; provided, however, that security holders participating in a registration shall bear their pro rata share of any underwriting discount and commissions and transfer taxes.
               (ii) The fees, costs and expense of registration to be borne by the Company as provided in subparagraph 6(d)(i) above shall include, without limitation, all registration, filing and OTCBB fees, printing expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered and qualified. Fees and disbursements of counsel and accountants for the selling security holders not included above shall be borne in all cases by the selling security holders.
          (e) Indemnification.
               (i) The Company will indemnify and hold harmless to the fullest extent permitted by law each holder of Registrable Common Stock which are included in a registration statement pursuant to the provisions of Section 6 hereof, such holder’s directors and officers, partners, agents and employees, and any underwriter (as defined in the Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the Act, from and against, any and all loss, damage, liability, cost and expense to which such older or any such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses (including, without limitation, costs of investigation, preparing to defend, defending and appearing as a third-party witness and attorneys fees and disbursements) (collectively, “Losses”) are caused by, arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or in any application or other document or written communication executed by the Company or based upon written information furnished by the Company filed in any jurisdiction in order to qualify the securities under the securities laws thereof or filed with the SEC, any state securities commission or agency or any securities exchange or market, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any case to the extent that such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by such holder, such underwriter or such controlling person expressly for use in the preparation thereof.
               (ii) Each holder of Registrable Common Stock included in a registration pursuant to the provisions of Section 6 will severally and not jointly indemnify and hold harmless to the fullest extent permitted by law the Company, its directors and officers, agents and employees, any controlling person and any underwriter from and against, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the Act or otherwise, insofar as such Losses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon information furnished in writing by or on behalf of such holder expressly for use in the preparation thereof; provided, that the liability of the holder of Registrable Common Stock hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion of the public offering price of the Common Stock sold by such holder under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such holder for from the sale of Common Stock covered by such registration statement.
               (iii) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (i) or (ii) above of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (i) or (ii) above, promptly notify the indemnifying party of the commencement thereof, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties have the right to select separate counsel to participate in the defense of such actions on behalf of such indemnified party or parties at the indemnifying party’s reasonable expense. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (i) and (ii) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. Whether or not defense is assumed by the indemnifying parties, such indemnifying parties or indemnified party or parties will not be subject to any liability for any settlement made without its or their consent (but such consent will not be unreasonably withheld). No indemnifying party shall, without the consent of the indemnified party, consent to entry of any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or indemnification.
          (f) Contribution. If the indemnification provided for in Section 6(e) is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless for any Losses in respect to which Section 6(e) would otherwise apply by its terms, then each applicable indemnifying party, in lieu of indemnifying such indemnified party shall have an obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent any such action, statement, or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in Section 6(d) were available to such party.
          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(f) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6(f), if the holder of Registrable Common Stock is an indemnifying party, it shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Common Stock sold by such indemnifying party and distributed to the public were offered to the public (net of any underwriting discounts and commissions and expenses) exceeds the amount of any damages that such indemnifying party has otherwise been required to pay or has paid by reason of such untrue or alleged untrue statement or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent representation.

     7. Survival; Indemnification. All of the representations and warranties set forth in this Agreement shall be of the essence hereof and shall survive the Closing and continue in full force and effect for the earlier of the Closing of the Rights Offering or two (2) years after the Closing. All covenants and agreements of the parties contained in this Agreement shall survive the Closing and will remain in full force and effect thereafter until (i) in the case of all covenants and agreements that have specified terms or periods, until 90 days after the expiration of the terms or periods specified therein; and (ii) in the case of all other covenants and agreements that do not have specified terms or periods, until the fulfillment thereof.
          (b) Each Subscriber severally and not jointly hereby agrees to indemnify and hold harmless the Company, and the Company’s successors and assigns, from, against and in respect of any and all demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charges, fines or expenses (including, without limitation, interest, penalties and attorney and accountants fees, disbursements and expenses) (collectively, “Agreement Losses”), arising out of, or relating to any breach by such Subscriber of any representation, warranty, covenant or agreement made by such Subscriber in this Agreement, provided, that in no event shall a Subscriber be liable to the Company or any person for any amounts under this Section 7(b) aggregating in excess of the Purchase Price paid by such Subscriber hereunder.
          (c) The Company hereby agrees to indemnify and hold harmless each Subscriber from, against and in respect of any and all Agreement Losses arising out of, or relating to any breach by the Company of any representation, warranty, covenant or agreement made by the Company to such Subscriber in this Agreement.
     8. Common Stock Legends and Notices. Each Subscriber represents and warrants that it has read, considered and understood that the following legends, substantially in the form and substance set forth below, shall be placed on all of the certificates representing the Common Stock:
     (i) THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. AS SUCH, THE COMMON STOCK MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR WITHOUT THE PRIOR WRITTEN CONSENT OF MANGOSOFT, INC. AND AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO MANGOSOFT, INC. THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.
     NOTWITHSTANDING THE FOREGOING, THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE ALSO

SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT CERTAIN SUBSCRIPTION AND PURCHASE AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL EXECUTIVE OFFICE.
     9. Miscellaneous.
          (a) Amendment; Waiver. This Agreement shall not be changed, modified or amended in any respect except by the mutual written agreement of the parties hereto. Any provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof or thereof (whether or not similar), nor shall any such waiver constitute a continuing waiver.
          (b) Binding Effect; Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by the Subscribers. Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties hereto.
          (c) Governing Law; Litigation Costs. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of New York without giving effect to such State’s conflicts of laws provisions. Each of the Company and the Subscribers expressly irrevocably consent to the jurisdiction and venue of the federal courts located in the State of New York, County of New York.
          (d) Severability. Any term or provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof affecting the validity or enforceability of such provision in any other jurisdiction.
          (e) Headings. The captions, headings and titles preceding the text of each or any Section, subsection or paragraph hereof are for convenience of reference only and shall not effect the construction, meaning or interpretation of this Agreement or any term or provisions hereof.
          (f) Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, binding on all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. Upon delivery of an executed counterpart by a Subscriber to the Company, which in turn is executed and delivered by the Company, this Agreement shall be binding as one original agreement between such Subscriber and the Company.
          (g) Transfer Taxes. Each party hereto shall pay all such sales, transfer, use, gross receipts, registration and similar taxes arising out of or in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) as are payable by such party under applicable law, and the Company shall pay the cost of any documentary stock transfer stamps, if any, to be affixed to the certificates representing the Common Stock to be sold.
          (h) Entire Agreement. This Agreement merges and supersedes any and all prior agreements, understandings, discussions, assurances, promises, representations or warranties among the parties with respect to the subject matter hereof, and contains the entire agreement among the parties with respect to the subject matter set forth herein and therein.
          (i) No Brokers. Each of the parties hereto represents and warrants to the other that there are no broker’s, finder’s or any other similar fees and commissions due or payable with respect to the sale of the Common Stock by the Company to the Subscribers and each of the parties hereby agrees to indemnify and hold harmless the other with respect to such representation and warranty and any breach thereof.
          (j) Notices. Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing by hand, by certified or registered mail, return receipt requested, postage prepaid, or by U.S. express mail service, or by private overnight mail service (e.g. Federal Express), or by facsimile transmission. Any such notice shall be deemed to have been given (a) on the business day actually received if given by hand or facsimile transmission, (b) on the business day immediately subsequent to mailing, if sent by U.S. express mail service or private overnight mail service, or (c) three (3) business days following the mailing thereof, if mailed by certified or registered mail, postage prepaid, return receipt requested, and all such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 7(k)):
If to the Company:
Mr. Dale Vincent
Chief Executive Officer
MangoSoft, Inc.
12 Technology Way
Nashua, NH 03060
with copies simultaneously by like means to:
Jeffrey D. Zukerman, Esq.
Zukerman Gore & Brandeis, LLP
875 Third Avenue
New York, NY 10022
          If to any Subscriber, at the address for such Subscriber set forth on Schedule A, hereto, with copies simultaneously by like means to:
Southpaw Asset Management LP
4 Greenwich Office Park

First Floor
Greenwich, CT 06831
Attention: Kevin M. Wyman
          (k) No Third Party Beneficiaries. This Agreement and the rights, benefits, privileges, interests, duties and obligations contained or referred to herein shall be solely for the benefit of the parties hereto and no third party shall have any rights or benefits hereunder as a third party beneficiary or otherwise hereunder.
          (l) Public Announcements. Except as required by law or any governmental authority, neither the Subscribers nor any officer, director, stockholder, employee, affiliate of affiliated person or entity of the Subscribers, shall make or issue any press releases or otherwise make any public statements or make any disclosures to any third person or entity with respect to the transactions contemplated herein and will not make or issue any press releases or otherwise make any public statements of any nature whatsoever with respect to the Company without the express prior approval of the Company.
          (m) Further Assurances. From time to time on and after the date hereof, the Company will promptly execute and deliver all such further instruments and assurances, and will promptly take all such further actions, as the Subscribers or any of them may reasonably request in order more effectively to effect or confirm the transactions contemplated by this Agreement to carry out the purposes hereof.
          (n) Specific Performance. Each of the parties acknowledges that any breach by such party of its obligations under this Agreement would cause substantial and irreparable damage to one or more of the other parties and that money damages would be an inadequate remedy therefor. Accordingly, each party agrees that the other parties or any of them will be entitled to seek an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.
          (o) Subscriber’s Legal Fees. The Company shall reimburse each Subscriber for its actual documented reasonable legal fees and disbursements incurred by Subscriber in connection with this Agreement, the transactions contemplated hereby, and the Rights Offering, including the review, negotiation and execution of this Agreement and the documents related to the Rights Offering, in an amount not to exceed $25,000 in the aggregate.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Company and the undersigned Subscriber have each duly executed this Agreement as of this 10th day of January, 2007.

SUBSCRIBER
/s/ Jay Zises
Jay Zises

MANGOSOFT, INC.
By:	/s/ Dale Vincent
	Name:	Dale Vincent
	Title:	Chief Executive Officer

Schedule A
Intentionally Omitted

Schedule 4(d)(ii)

Shares of Common Stock Reserved for Issuance Pursuant to Options:	296,287
Issued and Outstanding Options:	179,652
          Rights issued pursuant to the Rights Agreement dated as of March 14, 2003 by and between the Company and Interwest Transfer Co., Inc. dated as of March 14, 2003.
          20,000 shares of Series B Preferred stock